Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of February 9, 2015, between NC Transaction, Inc., a Delaware corporation (“NCTI”), with offices at 1211 Avenue of the Americas, New York, NY 10036 and David Pitofsky, an individual residing at the address that is on file with NCTI (“you” or “your”).

W I T N E S S E T H:

WHEREAS, NCTI desires to employ you on the terms and conditions set forth herein; and

WHEREAS, you desire to be so employed;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Duties.

(a) NCTI agrees to employ you and you agree to accept employment with the Company for the Term (as defined below). During the Term and subject to the provisions of this Agreement, you shall: (a) have the title and the duties of Executive Vice President, General Counsel and Chief Compliance Officer, of News Corporation (the “Company”); and (b) in such capacity, report directly to the Chief Executive Officer of News Corporation.

(b) In addition, you shall serve as a director and/or officer of such subsidiaries of the Company and on such committees of the Boards of Directors of any subsidiaries of the Company as the Chief Executive Officer of News Corporation shall deem appropriate. Subject to the provisions of Section 7(f) hereof, throughout your employment you shall devote substantially all of your business time, knowledge and attention and give your best efforts and skill to furthering the business and interests of the Company and to the performance of such your duties as set forth herein and as the Chief Executive Officer of News Corporation may determine, from time to time, consistent with the terms of this Agreement.

(c) The duties of the General Counsel include but are not limited to (1) being the legal advisor to the corporation and its constituents in an individual professional capacity (2) providing senior management with advice on Company strategies and their implementation (3) being a member of the senior executive team (4) managing the internal and external legal function and obtaining and overseeing the work of outside counsel and (5) being the agent of the Company in legal dealing with third parties.

2. Term.

(a) “Term” as used herein shall mean the period from February 11, 2015 through February 10, 2018; provided, however, if the Term is terminated earlier, as hereinafter set forth in this Agreement, the Term shall mean the period from February 11, 2015 through the effective date of such earlier termination.

(b) Not later than September 1, 2017, the parties hereto shall begin discussions to determine whether they are interested in continuing the employment of you after the Term, and if so, they shall enter into good faith negotiations with respect to such continuing employment.

(c) Following the completion of the Term, except to the extent set forth in this Agreement, the provisions of this Agreement will automatically expire. Following the Term, except to the extent set forth in this Agreement, in the absence of a new written employment contract signed by both you and an authorized representative of the Company, any continued employment with the Company will be at will, of no fixed term and may be terminated (with at least 10 business days prior written notice) at any time by either you or the Company for any or no reason.

3. Location. You shall be based and primarily render services in the New York City metropolitan area, the principal offices maintained by the Company. You will travel as reasonably required to perform your functions hereunder including trips outside of the United States to perform your functions hereunder.

4. Compensation.

(a) As compensation for your services, you shall receive a base salary at a gross annual rate of not less than $950,000 (the “Base Salary”) to be paid in equal installments, less applicable benefit deductions and withholdings required by law and elected by you, in accordance with the Company’s regular payroll practice.

(b) You will be entitled to receive an annual bonus (the “Annual Bonus”), of which the target amount is $750,000 (the “Target Bonus”) and the maximum payout amount is $1,500,000 should you achieve the criteria set forth for you. Any Annual Bonus granted shall be paid in cash at the same time as other senior executives of the Company are paid. As you participate in the News Corporation 2013 Long-Term Incentive Plan, as amended and restated (the “Plan”), any bonus payments you receive shall be subject to the claw-back provisions of the Plan.

(c) You shall participate in the Company’s performance stock unit (“PSU”) program under the Plan, in accordance with the terms and conditions of the Plan. For each fiscal year during the Term, beginning with the August 2016 grant cycle of the FY16-18 Awards, your PSU grant target shall be $600,000. Any grants and awards of PSU shall be subject to the claw-back provisions of the Plan.

5. Other Benefits. You shall be entitled to the following benefits (collectively, the “Benefits”):

(a) You shall be entitled to participate in all of the following incentive or benefit plans or arrangements presently in effect or hereafter adopted by the Company applicable to senior executives of the Company:

(i) any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan; and

(ii) any profit-sharing, pension, group medical, dental, disability and life insurance or other similar benefit plans.

(b) You shall be entitled to take six (6) weeks of paid vacation annually. All accrued vacation days should be used in the year in which they are earned as the Company does not allow carryover of used vacation days or a cash pay out in respect of such days upon a termination of employment.

6. Business Expenses. During the Term, the Company shall pay, or reimburse you for, all expenses reasonably and necessarily incurred by you in connection with your performance of your duties hereunder.

7. Confidentiality; Non-Disparagement; Non-Solicitation; Restriction on Competition.

(a) You will hold all of the Company’s Confidential Information (as defined below) in strictest confidence, and will not, directly or indirectly, take, publish, use or disclose any of the Company’s Confidential Information at any time after the termination of your employment, for any reason, except as may be required by law, provided that upon learning of any such legal requirement, you promptly provide the Company with written notice to the Company of any such legal requirement in enough time for it to try to obtain an appropriate protective order or other remedy. For purposes of this Agreement, the phrase “Confidential Information” means personal information regarding past and present executives of the Company and its affiliates, including their family members, all trade secrets and information on costs, pricing, and materials, supplier information, customer lists and customer information, vendor lists and vendor information, employee lists and employee information, market share reports, customer contract terms and rates, account management, financial information, audit information, research, development, marketing plans, promotion plans, and/or compilations of information that was disclosed to or acquired by you during or in the course of your employment that relates to the business of the Company and is not generally available to the public or generally known in the Company’s industry.

(b) Confidential Information does not include that information which you can affirmatively prove by clear and convincing evidence: (i) is, at the time of disclosure, in the public domain other than as a result of disclosure (whether by act or omission) by you or by other persons to whom you have disclosed such information; (ii) was available to you without an obligation of confidentiality prior to your employment with the Company; (iii) is independently developed by you having had no access to any Confidential Information and without the use of any such information; or (iv) becomes available to you without an obligation of confidentiality from a source, other than the Company, having the legal right to disclose such information.

(c) All papers, books, records, files, proposals or other documents, and all computer software, software applications, files, data bases, and the like relating to the business and affairs of the Company or which contain Confidential Information, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and shall not be removed from its premises except as necessary for the performance of your responsibilities and in furtherance of the interests of the Company. Upon the termination of your employment for any reason, you will immediately surrender and turn over to the Company any property of the Company which you may have in your possession, custody or control, no matter where located, and whether in electronic, paper or other format, including but not limited to, records, files, drawings, documents, models, disks, computers, and other equipment, and you shall not keep and copies or portions thereof, including any material contained on your personal computer which is currently located at your residence, if any, including any files you may have saved or downloaded from the Company’s computer system .

(d) While you are employed by the Company and after your employment terminates for whatever reason, you agree not to publicly criticize the Company, its corporate affiliates, or subsidiaries, and their respective officers, directors, shareholders or employees and agree further not to speak of the Company, its parent, affiliates, officers, shareholders or employees in an unflattering way (other than truthful testimony under oath).

(e) In order to protect the Company’s goodwill with its clients, vendors and employees, during the Term and for one (1) year following the termination of your employment for any reason, you will not, directly or indirectly, either personally or on behalf of any other entity (whether as a director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise), engage in any of the following conduct: (a) canvass, solicit, or accept any business on behalf of any of the Company’s competitors from any business or organization that had interacted with the Company during the last three years of your employment; (b) solicit or recruit for employment, hire, employ, attempt to employ, engage or attempt to engage as a contractor or consultant any individual employed by the Company or its affiliates, or entice or suggest to such individual to terminate his or her employment with the Company; or (c) take any action which is intended, or would reasonably be expected to, adversely affect the Company, its subsidiaries, or their respective businesses, reputation, or relationship with their clients, business partners, or vendors.

(f) During the Term, you shall not engage, and shall not solicit any employees of the Company or its affiliates to engage, in any other commercial activities that may in any way interfere with the performance of your duties or responsibilities to the Company. During the Term and for one (1) year following the termination of that employment, you will have no interest, directly or indirectly, in any business or prospective business (whether conducted by a natural person, partnership, corporation or other entity) whose products, services or activities materially compete or seek to compete, in whole or in part, with business conducted by the Company (a “Competing Business”) and you will perform no services for any person, partnership, corporation or other entity engaged in any such business. The foregoing does not prohibit your ownership of less than five percent (5%) of the outstanding common stock of any such company whose shares are publicly traded.

(g) You shall at all times be subject to, comply with and carry out such rules, regulations, policies, directions and restrictions applicable to the Company’s executives generally as the Company may from time to time establish, including, without limitation, News Corporation’s Standards of Business Conduct, Electronic Communications Policy and Clawback Policies, as well as those imposed by law. You acknowledge that you have received copies of such policies, have reviewed them, understand them and will comply with them.

(h) You acknowledge that the relationship between you and the Company is exclusively that of employer and employee and that the Company’s obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during the Term, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

(i) The Company shall have the right to use your name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

8. Termination by the Company. Your employment hereunder may be terminated by the Company without any breach of this Agreement only under the following circumstances:

(a) Immediately, upon your death, without notice to your estate.

(b) Upon written notice to you, if, as a result of a physical or mental disability or illness, you are unable to perform the essential functions of your job, with or without the provision of a reasonable accommodation, for a period of at least seven (7) months during the Term, and are unable to provide the Company with a note from your treating physician that provides for a definite and reasonable return to work date.

(c) For cause, defined for purposes of this Agreement, as: (i) you are convicted of, or plead guilty or nolo contendere to, a felony or misdemeanor; (ii) you engage in conduct that constitutes willful neglect or willful misconduct in carrying out your duties under this Agreement, and such breach remains uncured following fifteen (15) days prior written notice given by the Company to you specifying such breach, provided such breach is capable of being cured; (iii) you breach any representation, warranty, covenant or term of this Agreement, including among other things, a breach of written Company policy, and such breach remains uncured following twenty-one (21) days prior written notice specifying such breach given by the Company to you, provided such breach is capable of being cured; (iv) your act of fraud or dishonesty in the performance of your job duties; (v) you intentionally engage in conduct which impacts negatively on the reputation or image of the Company, its affiliates, or any of their respective products; and/or (vi) your use of or addiction to illegal drugs.

(d) Without cause, subject to the provisions of Section 10(d), below.

(e) Any termination of your employment by the Company (other than termination pursuant to subsection (a) above) shall be communicated by a written Notice of Termination to you. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon.

(f) “Date of Termination” shall mean (i) if your employment is terminated due to your death, the date of death, or (ii) if your employment is terminated pursuant to subsections (b), (c) or (d) above, the date specified in the Notice of Termination.

9. Termination by You.

(a) You may terminate your employment without any breach of this Agreement only under the following circumstances:

(i) in the event of a material breach of the Agreement by the Company which breach is not cured within twenty (20) days after the Chief Human Resources officer and the Chief Executive Officer of News Corporation each receive written notice from you specifying the alleged breach;

(ii) If you are required to be based and essentially render services in areas other than within 50 miles of New York City at the principal offices of the Company;

(iii) If you report to any executive other than the Chief Executive Officer of News Corporation; or

(iv) If the duties set forth in section 1(c) are removed thereby diminishing your role

(b) If you choose to terminate your employment pursuant to this Section 9, you must provide the Company with a written Notice of Termination, specifying the date you deem your employment to be terminated.

10. Compensation Upon Termination.

(a) If your employment is terminated pursuant to Section 8(a), by reason of your death, the Company agrees to pay directly to your surviving spouse, or if your spouse shall not survive you, then to the legal representative of your estate, (i) for a period of one year (commencing with the Date of Termination) an amount equal to and payable at the same rate as your then current Base Salary and the Benefits or payments on account of Benefits, (ii) a pro rata portion of the Annual Bonus you would have earned, if any, for the then-current fiscal year, calculated based on the number of days you were employed in the fiscal year during which your employment terminated compared to the total number of days in such fiscal year, and payable (if at all) at the same time that other senior executives of the Company are paid, (iii) any payment your spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy then provided to you or maintained by the Company, subject to the terms of such plans, and (iv) with respect to PSU Bonus awards or other equity awards, any vesting, payment and other terms as provided for under the terms of the applicable plan documents. Such payments shall fully discharge the obligations of the Company hereunder and the Company shall be under no obligation to provide any further compensation, beyond those outlined in the applicable plan documents, to your surviving spouse or the legal representative of your estate, except as otherwise required in this Agreement.

(b) During any period that you fail to perform your duties hereunder as a result of incapacity or disability due to physical or mental illness, the Company shall (i) continue to pay to you your full Base Salary and the Benefits or payments on account of the Benefits until you return to your duties or until your employment is terminated pursuant to Section 8(b) hereof, and (ii) with respect to PSU Bonus awards or other equity awards, provide any vesting, payment and other terms as provided for under the terms of the applicable plan documents, provided however that should you be disabled for one consecutive year but remain employed, the Company will cease paying your Base Salary. Such payments, together with any payments to which you are entitled by reason of your participation in any disability benefit plan, shall fully discharge the obligations of the Company hereunder and the Company shall be under no obligation to provide any further compensation to you, except as otherwise required in this Agreement.

(c) If your employment shall be terminated for cause pursuant to Section 8(c), the Company shall pay you your full Base Salary and provide the Benefits or payments on account of the Benefits through the Date of Termination and, with respect to PSU Bonus awards or other equity awards, provide any vesting, payment and other terms as provided for under the terms of the applicable plan documents. Such payments shall fully discharge the obligations of the Company hereunder and the Company shall be under no obligation to provide any further compensation to you.

(d) If the Company shall terminate your employment pursuant to Section 8(d), or if you shall validly terminate your employment pursuant to Section 9, as your sole and exclusive remedy, you shall receive: (A) the greater of (i) the compensation and other payments and Benefits in the same manner as though you continued to be employed hereunder through February 10, 2018 and (ii) an amount equal to your Base Salary as though you continued to be employed hereunder for the successive twelve (12) months following the termination of your employment and a bonus payment in the amount equal to your Target Bonus; (B) an amount equal to your Annual Bonus for the year in which your employment terminates, determined based on actual performance for the year in which you terminate and payable at the same time as other senior executives of the Company, multiplied by a fraction the numerator of which is the number of calendar days in the fiscal year that have elapsed as of the date of your termination of employment and the denominator of which is 365; (C) continued vesting for the successive twelve (12) months of any equity award granted to you except in the case that you are appointed as a Named Executive Officer of the company and that the Compensation Committee determines a longer period of continued vesting, beyond (12) twelve months, for any equity awards that have been granted to you and (D) Company paid premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for you and your eligible dependents for the successive twelve (12) months following the termination of your employment, which amounts shall either be paid directly or reimbursed to you by the Company. You shall not be required to seek or accept other employment during this period and any amounts earned by you from any other employment during this period shall not reduce or otherwise affect the payments due to you pursuant to this Section 10(d).

(e) A precondition to the Company’s obligation to pay compensation and provide benefits to you or your spouse or estate is your, or as the case may be, your spouse or estate’s, execution and non-timely revocation of the Company’s then standard separation agreement and general release. All payments provided for in this Agreement shall be made less applicable tax withholdings and deductions required by law and elected by you. Any post-employment bonus payments or PSU grants that vest will remain subject to the News Corporation claw-back policies and terms and conditions of the Plan.

11. Survival of Agreement. In the event that News Corporation, NC Transaction, Inc. or the Company shall at any time be merged, acquired or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger, acquisition or consolidation or to which such assets shall be sold or transferred.

12. Indemnity and Insurance. The Company shall indemnify you and hold you harmless from any cost, expense or liability arising out of or relating to any acts, omissions or directions made by you in good faith in the course of performing under this Agreement. You shall be added as an additional named insured under all applicable insurance policies now in force or hereafter obtained covering News Corporation, NC Transaction, Inc. and/or the Company, including, without limitation, insurance policies providing customary directors and officers insurance coverage. The Company will pay all expenses, including reasonable attorneys’ fees, actually incurred by you in connection with or relating to any registration or other governmental filings made by News Corporation, NCTI and/or the Company or to defend any claim, action, suit or proceeding (including any appeals therefrom) alleged or brought by a third party (including but not limited to derivative actions to the extent such indemnification is legally permissible), arising out of or relating to the performance of this Agreement. If any such claim, action, suit or proceeding is brought or claim relating thereto is made against you in respect of which indemnity may be sought pursuant to the foregoing, you shall promptly notify the Company in writing thereof, the Company shall have the right to assume and control the defense thereof. In the event News Corporation, NCTI and/or the Company assumes such defense, you shall have the right to employ your own counsel as well at your own expense. Without limiting any other provision of this Agreement, this Section 14 shall survive the termination or expiration of this Agreement for any reason whatsoever.

13. Cooperation. During your employment and for a period of three (3) years after the termination of your employment, you will (a) fully cooperate with the Company in providing truthful testimony as a witness or a declarant in connection with any present, future or threatened litigation, administrative or arbitral proceeding involving the Company with respect to which you may have relevant information and (b) assist the Company during the investigatory and discovery phases (or prior thereto) of any judicial, administrative, internal, arbitral or grievance proceeding involving the Company and with respect to which you may have relevant information. The Company will, within thirty (30) days of your producing receipts satisfactory to the Company, reimburse you for any reasonable and necessary expenses incurred by you in connection with such cooperation.

14. Notices. Any notices or other communications required or permitted hereunder must be given by (i) hand, with a confirming copy sent by overnight carrier, or (ii) overnight mail carrier, and if to you, to the last home address given by you to the Company, and if to the Company, to the Chief Human Resources Officer and the Chief Executive Officer of News Corporation at their respective business addresses in New York City; such notice or communication shall be deemed to have been given as of the date so mailed.

15. Governing Law.

(a) The services to be furnished by you and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action or law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You further acknowledge that any such breach would impair the Company’s good will that it has developed at great time, cost and expense with its clients, vendors and employees. You acknowledge and agree that your violation of any of the terms of Section 7 of this Agreement will result in irreparable harm and continuing damage to the Company for which monetary damages may not provide an adequate remedy. Therefore, in addition to the Company’s right to sue you for money damages for such breach, you agree that the Company shall have the right to apply to a court for a temporary restraining order, and/or temporary or permanent injunction preventing you from violating the provisions of this Agreement.

(b) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws principles. You acknowledge that this agreement has been negotiated and executed in the State of New York and requires performance principally with the State of New York. You and the Company hereby submit to the exclusive jurisdiction of the Supreme Court of the State of New York, and the United States District Court for the Southern District of New York, for the purpose of enforcement of this Agreement and waive, and agree not to assert, as a defense in any such action or proceeding, that you were not subject to the personal jurisdiction of any such court or that venue is improper for lack of residence, inconvenient forum or otherwise. You and the Company also agree that service of process (the method by which a party may be served with any such court papers) may be made by overnight mail at the applicable address set forth in Section 14 above. The Company may also have other rights and remedies it may have at any time against you, whether by law or under this Agreement.

16. Severability. The conditions and provisions herein set forth shall be severable, and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said condition or provision shall not in any manner affect any other condition or provision and the remainder of this Agreement and every section thereof construed without regard to said invalid condition or provision, shall continue in full force and effect.

17. Assignment; Survival. Neither party shall have the right, subject to Section 11 hereof, to assign your rights and obligations with respect to your actual employment duties without the prior consent of the other party. For purposes of clarity, the Company may assign this contract in the event of an asset or stock sale of all or a majority of the Company to the controlling corporation or entity surviving or resulting from such asset or stock sale. The terms, conditions, promises and covenants set forth in Sections 7 through 10 and 12 through 22 shall survive the termination of this Agreement and your employment (in accordance with their respective terms) for any reason.

18. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. No waiver or modification of the terms or provisions hereof shall be valid unless in writing signed by an authorized representative for a party.

19. No Presumptions. Each party acknowledges that such party has participated, with, at its option, the advice of counsel, in the preparation of this Agreement. The language of all provisions of this Agreement shall in all cases be construed as a whole, extending to it its fair meaning, and not strictly for or against either of the parties. The parties agree that they have jointly prepared and approved the language of the provisions of this Agreement and that should any dispute arise concerning the interpretation of any provision hereof, neither party shall be deemed the drafter nor shall any such language be presumptively construed in favor of or against either party.

20. Representations. The Company represents that the Company’s execution and delivery of this Agreement and the performance of its obligations hereunder (a) has been authorized by all required corporate action on the part of the Company and (b) will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which the Company is a party. You represent that your execution and delivery of this Agreement and the performance of your obligations hereunder will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which you are a party.

21. Headings. The headings in this Agreement are for reference purposes only and shall not in any way be used to affect the meaning or interpretation of this Agreement.

22. Section 409A.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly. References under this Agreement to your termination of employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code.

(b) Notwithstanding anything herein to the contrary, (i) if at the time of your separation from service with the Company, you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between you and the Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section shall be paid to you in a lump sum and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. Any payments deferred pursuant to the preceding sentence shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments.

(c) To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section

1.409A-3(i)(1)(iv). Additionally, to the extent that your receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section due to your status as a “specified employee”, you may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by you pursuant to the preceding sentence shall be reimbursed to you (with interest thereon) as described above on the date that is six months following your separation from service.

(d) Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(e) The Company shall consult with you in good faith regarding the implementation of the provisions of this Section. Without limiting the generality of the foregoing, Executive shall notify the Company if Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause you to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with you, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.

(f) Any amount that you are entitled to be reimbursed under this Agreement will be reimbursed to you as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(g) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond your termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

23. Attorneys’ Fees. You shall be reimbursed for your reasonable attorneys’ fees and costs incurred in connection with the negotiation and drafting of this Agreement, in an amount not to exceed $5,000.

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IN WITNESS WHEREOF, you and the Company have executed this Agreement as of the day and year first written above.

NC TRANSACTION, INC.		DAVID PITOFSKY

By:	/s/ Keisha Smith	By:	/s/ David B. Pitofsky
Name: Keisha Smith
Title: CHRO